UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 30, 2008

Allied Capital Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	0-22832	52-1081052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1919 Pennsylvania Avenue, N.W., Washington, District of Columbia		20006
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202 721-6100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On September 30, 2008, Allied Capital announced that Ciena Capital LLC, one of Allied Capital’s approximately 120 portfolio companies, voluntarily filed for bankruptcy protection. Ciena filed a voluntary petition for relief under chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Court"). Ciena will continue to operate its servicing business and manage its assets as a "debtor-in-possession" under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Court.

As a result of Ciena's decision to file for bankruptcy protection, Allied Capital's unconditional guaranty of the obligations outstanding under Ciena's revolving credit facility became due, and Allied Capital, in lieu of paying under its guaranty, purchased the positions of all senior lenders under Ciena's revolving credit facility except for a $5 million position continued to be held by Citibank, N.A.

On September 30, 2008, Allied Capital paid $319 million to fund the purchase using cash resources of $149 million and borrowings of $170 million on its unsecured revolving line of credit. At September 30, 2008 and after giving effect to the $319 million payment, Allied Capital retained approximately $200 million in cash resources and had borrowings on its $632.5 million line of credit of $170 million and standby letters of credit issued under its line of credit of approximately $124 million, including standby letters of credit totaling approximately $103 million in connection with term securitization transactions completed by Ciena.

Since September 30, 2008, Allied Capital has paid an additional $6.4 million in connection with the acquisition of the senior lenders' positions as described above. Allied Capital will continue to guarantee the remaining principal balance of $5 million, plus related interest, fees and expenses ("Guaranteed Amounts") held by Citibank. In addition, Allied Capital will provide a debtor-in-possession credit facility for Ciena of up to $5 million.

In connection with Allied Capital’s continuing guaranty of the Guaranteed Amounts held by Citibank, Allied Capital has agreed with Citibank that the Guaranteed Amounts owing to Citibank under the Ciena revolving credit facility will be paid before any of the secured obligations of Ciena now owing to Allied Capital, as well as any debtor-in-possession financing provided to Ciena by Allied Capital.

The values of Ciena's assets have continued to decline as credit markets and the economy have deteriorated. As a result, Allied Capital currently expects that it will record substantial further unrealized depreciation in the value of its investment in Ciena for the quarter ending September 30, 2008. Allied Capital will not realize a loss on its debt and equity investments in Ciena solely as a result of the bankruptcy filing; however, the amount and timing of any future realized loss on its investments in Ciena will depend on future asset sales, future market conditions and the outcome of Ciena's bankruptcy proceedings.

Item 8.01 Other Events.

The information set forth under Item 2.04 above is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied Capital Corporation

October 6, 2008	By:	Penni F. Roll

Name: Penni F. Roll
Title: Chief Financial Officer